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       FIRST SUPPLEMENTAL INDENTURE (this "First Supplemental Indenture") dated as of March 5, 1997, by and between PRIME SERVICE, INC., a Delaware corporation (the "Successor") and TEXAS COMMERCE BANK NATIONAL ASSOCIATION (the "Trustee"), a national banking association.

                                    RECITALS

       A. Primeco Inc., a Texas corporation (the "Company") has heretofore executed and delivered to the Trustee a certain Indenture dated as of March 6, 1995, (herein called the "Indenture") providing for the issue of $100,000,000 principal amount of its 12.75% Senior Subordinated Notes due 2005 (herein called the "Notes"). All terms used in this First Supplemental Indenture which are defined in the Indenture and not defined herein shall have the same meanings assigned to them in the Indenture.

       B.     Pursuant to the Certificate and Articles of Merger dated as of
February     , 1997, by the Company and the Successor, the Company is being merged with and into the Successor (the "Merger"), under the laws of the States of Texas and Delaware, with the Successor being the surviving corporation.

       C. Section 5.01(a) of the Indenture provides that in the event that the Company shall consolidate with or merge into a successor company, the successor company shall expressly assume, by an indenture supplemental to the Indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture.

       D. Section 9.01 of the Indenture provides that a supplemental indenture may be entered into by the Company and the Trustee without the consent of any Holders to evidence the succession of another corporation to the Company and the assumption by any such successor of the covenants, agreements and obligations of the Company in the Indenture and in the Notes, including pursuant to the Merger.

       E. The Company has furnished the Trustee with an Officers' Certificate stating that the Merger and this First Supplemental Indenture comply with Article Five of the Indenture.

                                   AGREEMENT

       NOW THEREFORE, for and in consideration of the foregoing premises, the parties hereto do hereby mutually covenant and agree as follows:

       SECTION 1. The Successor hereby expressly assumes, from and after the consummation of the Merger, all the obligations and liabilities of the Company under the Notes and the Indenture.
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       SECTION 2.    The Successor shall, from and after the consummation of
the Merger, by virtue of the aforesaid assumption and the delivery of this First Supplemental Indenture, succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if the Successor had been named as the Company in the Indenture.


       SECTION 3. Pursuant to Section 11.02 of the Indenture, any request, demand, authorization, direction, notice, consent, waiver, Act of Holders or other document provided or permitted by the Indenture to be made upon, given or furnished to, or filed with the Successor shall be addressed to Prime Service, Inc. at 16225 Park Ten Place, Suite 200, Houston, Texas 77084, in each case to the attention of the Chief Financial Officer and the General Counsel with a copy to Gibson, Dunn & Crutcher, 200 Park Avenue, New York, New York 10166 or by telecopier to (212) 351-4035, in each case addressed to the attention of Janet Vance or her designee, or at such other address or telecopier number, or to such other Person's attention, as is set forth in a notice theretofore given by the Successor to the Trustee, the Holders and the Administrative Agent.

       SECTION 4. In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired hereby.

       SECTION 5. This First Supplemental Indenture supplements the Indenture and shall be a part and subject to all the terms hereof. Except as supplemented hereby, the Indenture shall continue in full force and effect.

       SECTION 6. This First Supplemental Indenture shall be construed in accordance with and governed by the laws of the State of New York.

       SECTION 7. This First Supplemental Indenture may be executed in one or more counterparts each of which shall be deemed to be an original, but all of which together shall constitute one and the same instruments.




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       IN WITNESS WHEREOF, the parties hereto have caused this First
Supplemental Indenture to be duly executed as of the     day of February,
1997.



                                           PRIME SERVICE, INC.



                                           By: /s/ THOMAS E. BENNETT
                                               -------------------------------
                                               Name:  Thomas E. Bennett
                                               Title: President



       Attest:



       By: /s/ BRIAN FONTANA
           -------------------------------
           Name:  Brian Fontana
           Title: Executive Vice President


                                           TEXAS COMMERCE BANK
                                           NATIONAL ASSOCIATION, as Trustee



                                           By: /s/ WAYNE MENTZ
                                               -------------------------------
                                               Name:  Wayne Mentz
                                               Title:  Vice President


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